Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc Goldfarb — Senior Vice President and General Counsel	Melissa Myron/Rachel Albert - General Information
201-337-9000	212-850-5600

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. REPORTS THIRD QUARTER RESULTS

Oakland, N.J. – November 9, 2006 – Russ Berrie and Company, Inc. (NYSE: RUS) today reported results for the third quarter ended September 30, 2006.

The Company reported consolidated net income of $0.3 million, or $0.01 per diluted share, for the third quarter of 2006 compared to a net loss of $8.6 million, or $0.41 per diluted share, in the third quarter of 2005.

Mr. Andy Gatto, President and Chief Executive Officer, commented, “During the third quarter, we continued to advance our long-term initiatives to strengthen and grow our business.  Specifically, we generated sales gains in our infant and juvenile segment and increased market share in our key categories.  In our gift segment, compelling new product offerings for 2007 seasonal merchandise have been well received and will begin shipping in the fourth quarter.  In addition, we continue to re-engineer our gift segment to focus on our most profitable products and customers and further rationalize our infrastructure to eliminate unnecessary costs.  In fact, during the past year alone, we have implemented restructuring initiatives that will generate approximately $22 million in annualized cost savings, the full year effect of which is expected to be recognized in fiscal 2007.”

Third Quarter Results

Consolidated net sales for the third quarter of 2006 were $78.1 million compared to $83.2 million for the third quarter last year.  Net sales in the infant and juvenile segment increased 5.5% to $34.7 million compared to $32.9 million in the comparable period last year.  Net sales in the gift segment declined 13.7% to $43.4 million versus $50.3 million for the third quarter last year, primarily attributable to restructuring activities designed to help return the gift business to a sustainable level of profitability –  including product line rationalizations and a reduction in worldwide field sales personnel of over 30% – as well as continued softness in the gift industry.

Consolidated gross profit was $29.3 million, or 37.5% of net sales, in the third quarter of 2006 compared to $34.6 million, or 41.6% of net sales, in the third quarter of 2005.  The decline in gross margin was primarily due to inventory close-outs resulting from product line rationalizations, competitive pricing pressures and sales channel mix in the gift segment.  In addition, consolidated gross profit in the third quarter of 2006 was impacted by $2.4 million of special charges to cost of sales, including a $1.2 million write-down of inventory and a $0.75 million reserve for guaranteed minimum royalty payments.  Special charges to cost of sales for inventory write-downs and royalty reserves aggregating $0.2 million were recorded in the prior year period.

Consolidated selling, general, and administrative expenses decreased to $25.8 million, or 33.0% of net sales, from $29.9 million, or 36.0% of net sales, in the third quarter of 2005.  Restructuring activities generated expense reductions of approximately $6.2 million in the gift segment, which were partially offset by a $2.0 million increase in SG&A expenses in the infant and juvenile segment, primarily reflecting funding for growth initiatives.  These segment results reflect a reimbursement of $1.5 million from the I&J segment to the gift segment to fund corporate overhead.  Included in SG&A expenses for the 2006 quarter are special charges in the gift segment of $1.8 million related to restructuring activities and the relocation of the Company’s U.K. distribution facility, which relocation is expected to generate annual cost savings of approximately $2 million.  Special restructuring charges of $0.9 million are included in the 2005 third quarter.

Operating income for the three months ended September 30, 2006 and 2005 was $3.5 million and $4.7 million, respectively, and reflects special charges in the aggregate amount of $4.2 million and $1.1 million, respectively, as noted above.

Income tax expense was $1.6 million in the third quarter versus $11.8 million in the prior year period.  Income tax expense in the prior year period is primarily related to the reversal of income tax benefits recorded in the first six months of 2005 and the establishment of valuation allowances against the Company’s deferred tax assets, based upon a determination that it is more likely than not that these deferred tax assets would not be realized.

The Company also continued to reduce its outstanding debt.  As of November 3, 2006, the Company had debt outstanding of approximately $61.6 million, a reduction of approximately $18.1 million since March 2006 when the Company entered into its new credit facilities.

Year-to-Date Results

Consolidated net sales for the nine months ended September 30, 2006 increased 2.4% to $221.2 million compared to $216.0 million in the same period last year.  Net sales for the infant and juvenile segment increased 9.7% to $108.6 million compared to $99.0 million for the nine month period in 2005.  Net sales for the gift segment decreased 3.7% to $112.6 million compared to $117.0 million for the nine month period last year.

Consolidated gross profit was $87.0 million, or 39.3% of net sales, compared to $91.0 million, or 42.1% of sales, in the same period in 2005.  Consolidated gross profit in the 2006 period was impacted by $3.0 million of special charges to cost of sales, primarily related to inventory write-downs and royalty reserves, whereas similar charges aggregating $0.3 million were recorded in the prior year period.

Consolidated selling, general, and administrative expenses decreased to $84.8 million, or 38.3% of net sales, for the nine months ended September 30, 2006 from $89.8 million, or 41.6% of net sales, in the same period last year.  Included in gift segment expenses for the nine month period in 2006 were $7.9 million of special charges associated with restructuring activities and relocation costs for the Company’s U.K. distribution facility.  Special restructuring charges of $1.3 million are included in the corresponding period of 2005.

Operating income for the nine months ended September 30, 2006 and 2005 was $2.2 million and $1.2 million, respectively, and reflects special charges in the aggregate amount of $10.9 million and $1.6 million, respectively, as noted above.

Income tax expense was $4.3 million in the nine months ended September 30, 2006 versus $4.6 million in the third quarter of 2005.

The Company reported a consolidated net loss of $10.7 million, or $0.51 per diluted share, for the nine months ended September 30, 2006 compared to a net loss of $16.5 million, or $0.79 per diluted share, last year.

Concluding, Mr. Gatto stated, “We have made significant strides in terms of diversifying our business and streamlining our operations.  That said, there is still work to be done and we remain focused on our primary objectives of improving profitability in our gift segment and building on the positive momentum in our infant and juvenile segment.  We intend to accomplish this by continuing to provide unique and exciting products, while at the same time driving operational efficiencies.  By doing this, we believe we are well positioned for further improvement and long-term success.”

Special charges referred to herein relate to charges associated with the Company’s ongoing efforts to rationalize its gift segment operations.

Conference Call Information

Management will hold a conference call Friday, November 10, 2006 at 10:00 a.m. ET to discuss its financial results.  The conference call may be accessed by dialing (877) 715-5318 or (973) 582-2852, access code 8080617. Additionally, the call can be accessed at http://www.russberrie.com/investorrelations/ and will be archived online within one hour of the completion of the conference call.  A replay of the call will be available through November 17, 2006 by dialing (877) 519-4471 or (973) 341-3080.  The required pass code for the replay is 8080617.

Russ Berrie and Company, Inc., a leader in the infant and juvenile and gift industries, and its wholly-owned subsidiaries design, develop, and distribute a variety of innovative gift, infant and juvenile products to specialty and mass market retailers worldwide.  Known for its teddy bears and other plush animals, the Company’s gift and infant and juvenile lines are comprised of a diverse range of everyday, seasonal, and occasion-themed products that help people celebrate the milestones in their lives.   Founded in 1963 by the late Russell Berrie from a rented garage in New Jersey, today the Company operates offices, showrooms, and distribution centers all over the world and trades on the NYSE under the symbol RUS.

Note:  This press release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K filed with the SEC.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

(Tables to Follow)

# # #

Russ Berrie and Company, Inc.

Financial Summary

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$78,144	$83,237	$221,193	$215,996
Cost of sales	48,838	48,643	134,191	124,985
Gross profit	29,306	34,594	87,002	91,011
Selling, general and administrative expenses	25,775	29,936	84,804	89,831
Operating income	3,531	4,658	2,198	1,180
Other expense, net	(1,698)	(1,440)	(8,589)	(13,036)
Income (loss) before income tax expense	1,833	3,218	(6,391)	(11,856)
Income tax expense	1,577	11,824	4,319	4,637
Net income (loss)	$256	$(8,606)	$(10,710)	$(16,493)
Net income (loss) per share:
Basic	$0.01	$(0.41)	$(0.51)	$(0.79)
Diluted	$0.01	$(0.41)	$(0.51)	$(0.79)
Weighted average shares:
Basic	20,864	20,824	20,847	20,824
Diluted	20,882	20,824	20,847	20,824

Russ Berrie and Company, Inc.

Selected Balance Sheet Data

(Dollars in Thousands)

	September 30,	December 31,
	2006	2005
Cash, cash equivalents, marketable securities and other investments	$11,182	$28,667
Accounts receivable, net	56,803	53,189
Inventories, net	45,140	55,871
Other current assets	18,923	16,904
Property, plant and equipment and other assets	170,269	174,330
Total assets	$302,317	$328,961
Current portion of long-term and short-term debt	$15,506	$34,524
Other current liabilities	41,992	48,596
Deferred income taxes	9,340	6,358
Long-term debt excluding current portion	45,750	41,993
Other long-term liabilities	3,488	3,636
Total liabilities	116,076	135,107
Shareholders’ equity	186,241	193,854
Total liabilities and shareholders’ equity	$302,317	$328,961

*December 31, 2005 balances have been reclassified to conform to the September 30, 2006 presentation.